Exhibit 4.9
Execution Version

VIRGIN MEDIA INC.
(formerly named Viper US MergerCo 1 Corp.),

LIBERTY GLOBAL PLC

and

THE BANK OF NEW YORK MELLON,

as Trustee

Fourth Supplemental Indenture

Dated as of July 1, 2016

6.50% Convertible Senior Notes due 2016

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FOURTH SUPPLEMENTAL INDENTURE, dated as of July 1, 2016 (this “Fourth Supplemental Indenture”), among Virgin Media Inc. (formerly named Viper US MergerCo 1 Corp.), a Colorado corporation (the “Company”), Liberty Global plc, a U.K. public limited company (“Liberty Global”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”).
RECITALS
WHEREAS, Virgin Media Inc. (“VMI”), the predecessor of the Company, and the Trustee entered into the Indenture, dated as of April 16, 2008 (the “Original Indenture”), pursuant to which VMI issued the Securities;
WHEREAS, the Company, Liberty Global and the Trustee have entered into the Supplemental Indenture, dated as of June 7, 2013, the Second Supplemental Indenture, dated as of May 3, 2014, and the Amended and Restated Third Supplemental Indenture, dated July 17, 2015 and effective as of July 1, 2015, which amended and supplemented the Original Indenture (the Original Indenture, as so amended and supplemented, the “Amended Indenture”),
WHEREAS, under the Amended Indenture, the Holders of Securities have the right to exchange each $1,000 principal amount of Securities by reference to the Reference Property, which on the date hereof consists of the following: 14.0791 Class A Shares; 35.1665 Class C Shares; and $910.51 in cash (without interest);
WHEREAS, the Board of Directors has approved the distribution on July 1, 2016 (the “Distribution Date”), to holders of the Class A Shares and Class C Shares, as a bonus issue, of (i) one LiLAC Class A Ordinary Share for each 8.01482 Class A Shares and (ii) one LiLAC Class C Ordinary Share for each 8.01482 Class C Shares, in each case held of record as of 5:00 p.m., New York City time, on June 17, 2016 (the “Bonus Issue”);
WHEREAS, the ex-date for the Bonus Issue is June 21, 2016 (the “Bonus Issue Ex-Date”);
WHEREAS, pursuant to Section 12.04(m) of the Amended Indenture, if Liberty Global takes any action of the type described in Section 12.04 of the Amended Indenture with respect to the Class A Shares or Class C Shares, which, in either case, if taken with respect to the Common Stock would have required an adjustment to the Conversion Rate, then the Company shall effect an adjustment to the number of Class A Shares or Class C Shares, as the case may be, included in the Reference Property so as to approximate, in the reasonable judgment of the Board of Directors, the adjustment contemplated by Section 12.04 of the Amended Indenture;
WHEREAS, in accordance with Section 12.04(m) of the Amended Indenture, the Company has determined to adjust the composition of the Reference Property, as a result of the Bonus Issue, to be 16.4739 Class A Shares, 41.5193 Class C Shares and $910.51 in cash (without interest), such adjustment to become effective immediately after 5:00 p.m., New York City time, on the Trading Day immediately preceding the Bonus Issue Ex-Date;
WHEREAS, the foregoing adjustment to the composition of the Reference Property approximates, in the reasonable judgment of the Board of Directors, the adjustment contemplated by Section 12.04(c) of the Amended Indenture, taking into account the other provisions of Section 12.04;

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WHEREAS, the foregoing adjustment to the composition of the Reference Property requires amendments to certain definitions which are based upon the composition of the Reference Property;
WHEREAS, pursuant to Section 12.04(n) of the Amended Indenture, any and all adjustments of the Reference Property that are required to be made due to an action involving the Class A Shares and the Class C Shares of the type described in Section 12.04(c) of the Indenture shall be evidenced by a supplemental indenture entered into in accordance with Article 9 of the Indenture;
WHEREAS, the Company, Liberty Global and the Trustee are entering into this Fourth Supplemental Indenture, in accordance with Section 12.04(n) of the Amended Indenture, to effect the foregoing adjustment to the composition of the Reference Property and amendments;
WHEREAS, Section 9.01 of the Amended Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holders: (i) pursuant to clause (a) of Section 9.01, to cure any ambiguity, manifest error, defect or omission or inconsistency, (ii) pursuant to clause (i) of Section 9.01, to make provision with respect to the conversion rights of Holders pursuant to the requirements of Article 12 of the Amended Indenture; and (iii) pursuant to clause (j) of Section 9.01, to make any change that does not adversely affect the rights of any Holder in any material respect;
WHEREAS, the Company and Liberty Global are entering into this Fourth Supplemental Indenture in accordance with Section 9.01(a), (i) and (j) of the Amended Indenture (the Amended Indenture, as amended and supplemented by this Fourth Supplemental Indenture, is referred to herein as the “Indenture”); and
WHEREAS, all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Fourth Supplemental Indenture, and the Company, Liberty Global and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:
SECTION 1. Capitalized Terms.
Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Amended Indenture.
SECTION 2. Settlement upon Conversion.
From and immediately after 5:00 p.m., New York City time, on the Trading Day immediately preceding the Bonus Issue Ex-Date, Holders of Securities shall have the right to convert the Securities (pursuant to, and subject to the conditions of, the Indenture) into the following Reference Property (subject to further adjustment as provided in Article 12 of the Indenture) with respect to each $1,000 principal amount of Securities: (i) 16.4739 Class A Shares; (ii) 41.5193 Class C Shares; and (iii) $910.51 in cash (without interest).

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SECTION 3. Amendments to Amended Indenture
(a)
    For all purposes of the Indenture, the definitions of the following terms in Section 1.01 of the Amended Indenture are amended and restated in relation to the Bonus Issue to read in full as follows:
“Daily Conversion Value” of the Reference Property means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, one-thirtieth (1/30) of the product of (a) the applicable Conversion Rate and (b) the sum of (i) the product of 0.3166 times the Daily VWAP of the Class A Shares on such VWAP Trading Day, (ii) the product of 0.7980 times the Daily VWAP of the Class C Shares on such VWAP Trading Day and (z) $17.50 (without interest), as determined by the Company. Any such determination shall be conclusive absent manifest error.
“Reference Property Daily VWAP” means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, the sum of (a) the product of (i) the Daily VWAP for the Class A Shares times (ii) 0.3166, (b) the product of (i) the Daily VWAP for the Class C Shares times (ii) 0.7980, and (c) $17.50 (without interest).
“Reference Property Value” means, on any Trading Day, the sum of (x) the product of 0.3166 times the Last Reported Sale Price of the Class A Shares on such Trading Day, (y) the product of 0.7980 times the Last Reported Sale Price of the Class C Shares on such Trading Day and (z) $17.50.
SECTION 4. Global Securities.
Each Global Security shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture.
SECTION 5. Ratification and Effect.
Except as hereby expressly amended, the Amended Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof, including, without limitation, Section 12.10, shall be and remain in full force and effect. Upon and after the execution of this Fourth Supplemental Indenture, and the occurrence of the Bonus Issue on the Distribution Date, the Amended Indenture shall be supplemented in accordance herewith, this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Amended Indenture shall mean and be a reference to the Amended Indenture as modified hereby.
SECTION 6. Governing Law.
This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Fourth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
SECTION 7. The Trustee.
The recitals in this Fourth Supplemental Indenture shall be taken as the statements of the Company and Liberty Global, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of

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this Fourth Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.
SECTION 8. Conflicts.
To the extent of any inconsistency between the terms of the Amended Indenture or the Global Securities and this Fourth Supplemental Indenture, the terms of this Fourth Supplemental Indenture will control.
SECTION 9. Miscellaneous.
This Fourth Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Amended Indenture set forth herein. All covenants and agreements in this Fourth Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Amended Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

VIRGIN MEDIA INC.

By:    /s/ Authorized Signatory________________
Authorized Signatory
    Vice President, Legal

LIBERTY GLOBAL PLC

By:    /s/ Authorized Signatory
Jeremy Evans
Senior Vice President and Assistant Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:    /s/ Elizabeth Stern
Elizabeth Stern
Vice President

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[Signature Page to Fourth Supplemental Indenture]